200 Connell Drive

Berkeley Heights, NJ 07922

Genta Incorporated Announces Second Quarter 2006 Financial Results and Corporate Highlights

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FDA panel will review Genasense® as treatment for CLL on September 6, 2006

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Special Protocol Assessment (SPA) completed by FDA for a confirmatory trial of Genasense

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Initiatives underway in Manufacturing, Sales, Marketing, and Reimbursement to prepare for potential Genasense launch

BERKELEY HEIGHTS, NJ – August 8, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced financial results for the second quarter 2006.  “The Company continues to make solid progress in our Clinical, Regulatory, Manufacturing, and Sales and Marketing activities as we prepare for the potential U.S. launch of Genasense,” commented Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta.  “We remain committed to bringing this important product to patients as quickly as possible, while we continue to explore the breadth of its clinical potential.”  The Company highlighted several important corporate developments, as follows:

REGULATORY ACTIVITY

Chronic Lymphocytic Leukemia

The Company was notified by the Food and Drug Administration (FDA) that the Oncology Drug Advisory Committee (ODAC) will review the New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection plus fludarabine and cyclophosphamide for the treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL) on September 6, 2006.   The NDA has a target action date of October 29, 2006 for a decision regarding marketing approval.  The Company expects that FDA will post summary briefing documents that have been prepared by Genta and FDA staff, respectively, in advance of the meeting on the FDA website.

The Company also announced completion of a Special Protocol Assessment (SPA) by FDA for a confirmatory trial of Genasense in symptomatic patients with CLL who have not previously received chemotherapy.  This trial will randomize patients to receive fludarabine plus rituximab (Rituxan®; Genentech, Inc.) with or without Genasense.  The SPA documents FDA’s agreements regarding the trial’s design and planned analysis to fulfill commitments that may be required under provisions related to SubPart H regulations regarding accelerated approval.

Malignant Melanoma

The Company has maintained active dialogue with the European Medicines Agency (EMEA) regarding its Marketing Authorization Application (MAA) for the use of Genasense plus dacarbazine as treatment for patients with advanced melanoma.  The MAA is principally based on long-term data derived from the largest randomized controlled trial that has been conducted in patients with advanced melanoma.  This trial, which was conducted at 139 sites in 9 countries, randomly assigned 771 patients to receive chemotherapy with dacarbazine alone or in combination with Genasense.  The MAA is comprised of the updated final analysis of this trial, which includes data from 24-months of minimum follow-up on all patients.

Pre-Approval Inspections

The Company has been notified that the FDA completed inspections of its facilities and those of its manufacturing partners.  Notably, pre-approval inspections were completed and have resulted in approval of both manufacturing partners for the active pharmaceutical ingredient (API) and for sterile filling of Genasense, respectively.  The Company has quantities of API that are sufficient to support a worldwide commercial launch of Genasense in its pending applications.

SALES, MARKETING, AND GENERAL OPERATIONS

During the first half of 2006, the Company recruited senior leadership with extensive experience in the marketing, sales, and reimbursement of oncology products.  Throughout this period, the Marketing and Sales teams have been actively engaged in initiatives to build awareness of Genta as a company dedicated to developing innovative oncology products.  The Company is focused on working with investigators, oncology thought leaders, and patient advocates regarding the potential utility of Genasense in combination with other anticancer therapy.

The Company is actively engaged in market research to understand key opportunities and challenges.  Information from this research has been incorporated in product positioning, brand identity, market forecasts, sales training, and sales force recruitment.  At the recent American Society of Clinical Oncology (ASCO) meeting in June 2006, the Company initiated recruitment efforts for medical science liaisons and an experienced sales team to support the potential launch of Genasense in the U.S.

CLINICAL PROGRAM UPDATE

At the ASCO meeting, the Company reported data showing the elimination of minimal residual disease (MRD) in some CLL patients who achieved remission after treatment with Genasense plus chemotherapy. Under certain circumstances, the elimination of MRD has been proposed as a marker for other measures of patient benefit.

FINANCIAL INFORMATION

For the second quarter of 2006, the Company reported a net loss of $14.6 million, or $0.11 per share, compared to net income of $1.9 million, or $0.02 per share, for the second quarter of 2005.  Profitability in the prior-year quarter reflects the May 2005 termination of the Collaborative Agreement to commercialize Genasense that had been in place between Genta and sanofi-aventis.  As a result of the termination, the income statement for the second quarter of

2006 reflects no license fees, development funding revenue, or research and development reimbursement.

In the second quarter of 2006, total revenues were $0.4 million, generated by an adjustment to our provision for sales returns of $0.3 million and sales of Ganite®, compared to total revenues of $7.9 million in the second quarter of 2005. In the prior-year quarter, license fees and development funding revenues of $7.8 million were generated by the accelerated recognition of the initial licensing fee and development funding received from sanofi-aventis in 2002 under the Collaborative Agreement that was terminated in May 2005.

In the second quarter of 2006, total expenses were $15.4 million, compared to $10.2 million in the prior-year period. The increase was primarily due to higher research and manufacturing expenses and the planned expansion of our sales and marketing activities in anticipation of a possible commercial approval and product launch of Genasense, as well as $0.8 million in stock option-related expense recognized as a result of the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, on January 1, 2006.

As of June 30, 2006, Genta had no long-term debt, less then $0.3 million in short-term debt, and cash, cash equivalents and marketable securities of $35.8 million, compared to $21.3 million as of December 31, 2005. Net cash used in operating activities through June 30, 2006 was $23.0 million, which represents an average monthly outflow of $3.8 million. As previously disclosed, the Company anticipates that cash outflow will increase in the upcoming months to prepare for the potential commercial approval and product launch of Genasense. Management anticipates that it will have sufficient cash funds to maintain its operations into the first quarter of 2007.

CONFERENCE CALL AND WEBCAST

Genta management will host a conference call and live audio webcast to discuss financial results and general corporate activities on August 8, 2006 at 8:00 am EDT.

US/Canada call:  877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

The webcast will be archived for 30 days. Audio replay will be available approximately two hours after completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is 3540311.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations

Media Relations

Tara Spiess/Andrea Romstad

Greg Tiberend

TS Communications Group, LLC

Richard Lewis Communications, Inc.

info@genta.com

(212) 827-0020

(908) 286-3980

Genta Incorporated
Selected Consolidated Financial Data
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Revenues:
License fees / Development Funding	$-	$7,790	$-	$26,229
Product sales - net	379	97	446	172
Total revenues	379	7,887	446	26,401
Cost of goods sold	22	(3)	38	12
Operating expenses:
Research and development	8,637	5,551	13,387	9,421
Selling, general and administrative	6,716	4,635	12,173	8,621
Total operating expenses - gross	15,353	10,186	25,560	18,042
sanofi-aventis reimbursement	-	(2,838)	-	(6,090)
Total operating expenses - net	15,353	7,348	25,560	11,952
Gain on forgiveness of debt	-	1,297	-	1,297
Other income	354	80	614	210
Net (loss) / income	$(14,642)	$1,919	$(24,538)	$15,944
Net (loss) / income per basic and diluted share	$(0.11)	$0.02	$(0.19)	$0.17
Shares used in computing basic net (loss) / income per share	133,667	95,358	125,969	95,358
Shares used in computing diluted net (loss) / income per share	133,667	95,531	125,969	95,535

Selected Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30 2006	December 31 2005
Cash, cash equivalents and marketable securities	$35,808	$21,282
Working capital	27,119	11,703
Total assets	40,841	27,386
Total stockholders' equity	30,454	15,697